Exhibit 10.12

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of [•], 2014 (this “Agreement”), by and between SINA Corporation, an exempted company incorporated under the laws of the Cayman Islands (“Parent”), and Ali WB Investment Holding Limited, an exempted company incorporated under the laws of the Cayman Islands (“Investor”).

WHEREAS, Parent, Investor and Weibo Corporation, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), are parties to that certain shareholders’ agreement, dated as of [•], 2014 (as may be amended from time to time, the “SHA”);

WHEREAS, this Agreement constitutes the voting agreement contemplated under Section 2.02(a) of the Shareholders Agreement to effect certain rights of Investor with respect Investor’s representation on the board of directors of the Company following a Qualified IPO (as defined in the SHA) and Full Option Exercise (as defined in the SHA);

WHEREAS, a Qualified IPO and Full Option Exercise shall be consummated immediately after the delivery and execution of this Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

Section 1.1 Definitions. For the purposes of this Agreement:

“Acquired Shares” means an aggregate of the following Securities (as adjusted for share splits, share dividends, combinations, reclassifications, recapitalizations and the like): (i) [•] Ordinary Shares1 and (ii) any Securities issued in exchange for, upon the conversion of, or in replacement of any such Ordinary Shares.

“Affiliates” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Board” means the board of directors of the Company.

[1]	To include the Initial Shares and the Option Shares

“Cause” means, with respect to a Director, any of the following: (i) an order is made by any competent court or official on the grounds that such Director (x) is or may be suffering from mental disorder or is otherwise incapable of managing his or her affairs or (y) is convicted of a crime involving fraud, dishonesty, false statements or moral turpitude; (ii) such Director is absent (without being represented by proxy) from meetings of the Board for a continuous period of 12 months without special leave of absence from the Board; (iii) such Director becomes bankrupt, has a receiving order made against him or her or makes any arrangement or composition with his or her creditors generally; and (iv) such Director ceases to be or is prohibited from being a Director by applicable Law.

“Competitor” means any microblogging or social networking company operating in the People’s Republic of China.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Controlled Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, is Controlled by such specified Person.

“Director” means a Person who is a member of the Board.

“Fully-Diluted Equity” means, at any time, the number of Ordinary Shares on an as-converted and fully-diluted equity basis, as determined pursuant to the treasury method in accordance with United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession that are in effect from time to time, as codified and described in FASB Statement No. 18, the FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, and applied consistently throughout the periods involved.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local, municipal or other political subdivision or other government, governmental, regulatory or administrative authority, agency, board, bureau, department, instrumentality or commission or any court, tribunal, judicial or arbitral body of competent jurisdiction or stock exchange.

“Investor Directors” means (a) the Persons designated by Investor for nomination or appointment as non-independent Directors from time to time, the aggregate number of which shall not exceed a number (rounded down to the closest integer but no fewer than one) equal to (i) the percentage of the Fully-Diluted Equity held by Investor and its Permitted Transferees, multiplied by (ii) the total number of non-independent Directors, and (b) the Persons designated by Investor for nomination or appointment as independent Directors from time to time, the aggregate number of which shall not exceed a number (rounded down to the closest integer) equal to (i) the percentage of the Fully-Diluted Equity held by Investor and its Permitted Transferees, multiplied by (ii) the total number of independent Directors; provided, however, that for so long as Investor holds fewer Ordinary Shares (on an as converted basis) than Parent, the number of Investor Directors shall not be greater than the number of Directors appointed or nominated by Parent (but subject to the number of Investor Directors who are non-independent Directors being no fewer than one).

“Investor Exit Event” has the meaning given to such term in the SHA.

“Law” means any federal, national, foreign, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), official policy or interpretation of any Governmental Authority with jurisdiction over the Company or the parties hereto, as the case may be.

“Ordinary Shares” means the Class A ordinary shares of the Company, par value of US$0.00025 per share, or the Class B ordinary shares of the Company, par value of US$0.00025 per share, as the case may be.

“Permitted Transferee” has the meaning given to such term in the SHA.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the United States Securities Exchange Act of 1934, as amended.

“Qualified New Investor” has the meaning given to such term in the SHA.

“Qualified Transfer” has the meaning given to such term in the SHA.

“Securities” means any equity interest of, or shares of any class in the share capital (ordinary equity preferred or otherwise) of, the Company and any convertible securities, options, warrants and any other type of equity or equity-linked securities convertible, exercisable or exchangeable for any such equity interest or shares of any class in the share capital of the Company.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is Controlled by such Person. For the avoidance of doubt, the Subsidiaries of any Person shall include any variable interest entity over which such Person or any of its Subsidiaries effects Control pursuant to contractual arrangements and which is consolidated with such Person in accordance with generally accepted accounting principles applicable to such Person.

“Third Party” means any Person that is not the Investor, Parent or a Permitted Transferee of Investor or Parent.

Section 1.2. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement;

(b) the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(e) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(f) references to a Person are also to its successors and permitted assigns; and

(g) the use of the term “or” is not intended to be exclusive.

ARTICLE II

VOTING AGREEMENT

Section 2.1 Investor Directors. Parent hereby agrees to take such actions as is necessary or desirable under applicable Law to cause the Investor Directors to be appointed or nominated for election and elected to the Board, including without limitation taking the actions required pursuant to Section 2.2 and 2.3.

Section 2.2 Shareholder Votes. Parent hereby undertakes to, and Parent shall cause its Controlled Affiliates, to, vote or execute consents with respect to all Ordinary Shares or other voting securities of the Company held (of record or through a brokerage firm or other nominee arrangement) or beneficially owned by Parent or its Controlled Affiliates, and take all other necessary or desirable actions (including without limitation attending all meetings of shareholders of the Company in person or by proxy for purposes of obtaining a quorum) to:

(a) cause each of the Investor Directors to be designated for nomination for election to the Board and to be elected to the Board, including for the purpose of filling any vacancies, at any meeting of the shareholders of the Company at which a vote is held to elect a Director or otherwise pursuant to any written consent of the shareholders of the Company;

(b) prevent the removal of any Investor Director unless (i) Parent is directed to do so by Investor in writing, and if so directed by Investor, to cause such removal and the election of a replacement Investor Director designated by Investor in writing or (ii) for Cause, as resolved by a majority of the Directors (other than such Investor Director) in office at such time, and in such event, to cause the election of a replacement Investor Director designated by Investor in writing; and

(c) prevent any Third Party from being entitled to appoint, nominate or elect at any time (i) a number of Directors in a proportion which is greater than the percentage of the Fully-Diluted Equity held by such Third Party at such time or (ii) until such time as Investor shall have effected a Qualified Transfer, a number of Directors that is equal to or greater than the number of Investor Directors at such time if such Third Party holds fewer Ordinary Shares (on an as-converted basis) than Investor at such time.

Section 2.3 Director Votes. Parent hereby undertakes to, and Parent shall cause its Controlled Affiliates to, cause the Directors appointed or nominated by Parent or such Controlled Affiliate to vote or execute consents, and take all other necessary or desirable actions (including without limitation attending all meetings of the Board in person or by proxy for purposes of obtaining a quorum but only to the fullest extent permitted in accordance with fiduciary duties and any other applicable Law) to:

(a) cause each of the Investor Directors to be designated for appointment or nomination to the Board, including to fill any vacancies, at any meeting of the Board at which a vote is held to appoint or nominate a Director or otherwise pursuant to any written consent of the Board, and to call an annual general meeting or extraordinary general meeting of shareholders of the Company to elect the Investor Directors to the Board;

(b) prevent the removal of any Investor Director unless (i) Parent is directed to do so by Investor in writing, and if so directed by Investor, to cause such removal and the appointment or nomination of a replacement Investor Director designated by the Investor in writing or (ii) for Cause, and in such event, to cause the appointment or nomination of a replacement Investor Director designated by Investor in writing; and

(c) prevent any Third Party from being entitled to appoint or nominate at any time (i) a number of Directors in a proportion which is greater than the percentage of the Fully-Diluted Equity held by such Third Party at such time or (ii) until such time as Investor shall have effected a Qualified Transfer, a number of Directors that is equal to or greater than the number of Investor Directors at such time if such Third Party holds fewer Ordinary Shares (on an as-converted basis) than Investor at such time.

Section 2.4 No Conflicting Proxies or Other Agreements. Parent shall not, and shall cause its Controlled Affiliates not to, (a) enter into any contract, agreement or other instrument, voting agreement, voting trust or similar agreement, (b) grant any proxy, consent or power of attorney or (c) otherwise take any other action, in each case, that would have the effect of impairing, preventing or disabling Parent or any of its Controlled Affiliates, or any Directors nominated or appointed by Parent of any of its Controlled Affiliates, from voting or executing any consent in the manner contemplated under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Parent hereby represents and warrants to Investor that:

(a) Parent has the legal capacity and authority to execute and deliver this Agreement and perform his obligations hereunder and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a legal, valid and binding agreement of Parent enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Non-Contravention; No Conflicts. Except as would not, individually or in the aggregate, be expected to be adverse to the ability of Parent to timely perform any of its obligations hereunder in any material respect, (i) no filing or notice by Parent or any of its Affiliates with or to any Governmental Authority, and no authorization, consent, permit or approval from any Governmental Authority or any other Person is necessary for the execution and delivery of this Agreement by Parent or the performance by Parent of its obligations herein, except for the filing of this Agreement with the U.S. Securities and Exchange Commission pursuant to applicable securities Laws, (ii) the execution and delivery of this Agreement by Parent do not, and the performance by Parent of its obligations under this Agreement and the consummation by Parent of the transactions contemplated by this Agreement, will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or loss of any material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any encumbrances upon Parent’s or any of its Affiliates assets or properties under, any provision of (A) any contract, agreement or other instrument to which Parent or any of its Affiliates is party or by which any of their respective assets or properties is bound, or (B) any judgment, order, injunction, decree or Law applicable to Parent or any of its Affiliates or their respective assets or properties.

(c) No Action. There are no proceedings, claims, actions, suits or governmental or regulatory investigations pending or, to the knowledge of Parent, threatened against Parent or any of its Affiliates that could be expected to impair the ability of Parent, any of its Affiliates or any Director nominated or appointed by Parent or any of its Affiliates, to timely vote or execute any consent in the manner contemplated under this Agreement.

ARTICLE IV

TERMINATION

Section 4.1 Term. This Agreement shall be effective as of the date hereof and terminate upon the earlier of: (i) a written agreement to that effect, signed by all parties hereto or (ii) an Investor Exit Event; provided that, notwithstanding the occurrence of an Investor Exit Event, in the event that the rights and obligations of Investor under this Agreement are assigned to a Qualified New Investor pursuant to Section 5.13(b), this Agreement shall terminate with respect to Investor but not with respect to such Qualified New Investor or Parent until such time as such Qualified New Investor holds less than 50% of the Acquired Shares.

Section 4.2 Effect of Termination. No termination of this Agreement shall affect the right of any party to recover damages for any breach of the representations, warranties or covenants herein that occurred prior to such termination. This Section 4.2 and Article V shall survive the termination of this Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Investor, to:

26/F, Tower One, Times Square

1 Matheson Street, Causeway Bay

Hong Kong

Facsimile: +852 2215 5200

Attention: Mr. Joseph Tsai / Mr. Timothy Steinert, Esq.

with a copy to:

Simpson Thacher & Bartlett

35/F ICBC Tower

3 Garden Road

Central, Hong Kong

Facsimile: +1 212 455 2502

Attention: Kathryn K. Sudol, Esq.

if to Parent, to:

SINA Corporation

20F Beijing Ideal International Plaza

No.58 Northwest 4th Ring Road

Haidian, Beijing 100080

People’s Republic of China

Facsimile: +86 10 8260 7167

Attention: Herman Yu

with a copy to:

Skadden, Arps, Slate, Meagher & Flom

42/F, Edinburgh Tower, The Landmark

15 Queen’s Road

Central, Hong Kong

Facsimile: +852 3910 4850

Attention: Z. Julie Gao, Esq.

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 5.2 Public Announcements . Except as required by Law or by the requirements of any securities exchange on which the securities of a party or the Company are listed, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or otherwise communicate with any news media without the prior written consent of the other parties, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

Section 5.3 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. The said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

Section 5.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

Section 5.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are effected as originally contemplated to the greatest extent possible.

Section 5.6 Entire Agreement. This Agreement, together with the SHA, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof as of the date hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof.

Section 5.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without regard to the conflicts of laws rules stated therein.

Section 5.8 Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, including, but not limited to, any question regarding the breach, termination or invalidity thereof shall be finally resolved by arbitration in Hong Kong in accordance with the rules (the “ICC Rules”) of the International Chamber of Commerce (the “ICC”) in force at the time of commencement of the arbitration.

(a) The arbitral tribunal shall consist of three arbitrators. The arbitrators shall be appointed in accordance with the ICC Rules.

(b) The language to be used in the arbitration proceedings shall be English.

(c) Any arbitration award shall be (i) in writing and shall contain the reasons for the decision, (ii) final and binding on the parties hereto and (iii) enforceable in any court of competent jurisdiction, and the parties hereto agree to be bound thereby and to act accordingly.

(d) The parties hereto expressly consent to the consolidation of arbitration proceedings commenced hereunder with arbitration proceedings commenced pursuant to the arbitration agreements contained in the SHA. In addition, the parties hereto expressly agree that any disputes arising out of or in connection with this Agreement and the SHA concern the same transaction or series of transactions.

(e) In the event a dispute is referred to arbitration hereunder, the parties hereto shall continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Agreement.

(f) It shall not be incompatible with this arbitration agreement for any party to seek interim or conservatory relief from courts of competent jurisdiction before the constitution of the arbitral tribunal.

Section 5.9 Specific Performance. The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking.

Section 5.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, Investor, on the one hand, and Parent, on the other hand, shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.11 Expenses. All costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 5.12 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto or, in the case of a waiver, by the party or parties against whom the waiver is to be effective.

(b) Any party to this Agreement may in accordance with subclause (a) above, (i) extend the time for the performance of any of the obligations or other acts of the other party; or (ii) waive compliance with any of the agreements of the other party or conditions to such obligations contained herein. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights

Section 5.13 Assignment.

(a) This Agreement shall not be assigned without the express written consent of the parties hereto (which consent may be granted or withheld in the sole discretion of any party), except Investor may assign its rights under this Agreement to (i) a Permitted Transferee to which Investor transfers any Securities in accordance with the terms and conditions of the SHA or (ii) pursuant to Section 5.13(b).

(b) Investor may, by written notice to Parent, assign this Agreement without the consent of Parent to any transferee to whom Investor transfers Acquired Shares in one or a series of related transactions within a three-month period so long as (i) such transferee is a Qualified New Investor and (ii) following such transfer, such Qualified New Investor holds and continues to hold at least 50% of the Acquired Shares. From and after an assignment of this Agreement by Investor to a Qualified New Investor pursuant to this Section 5.13(b), except as otherwise agreed by the Company, each Investor Director nominated or appointed by such Qualified New Investor (x) shall have experience or expertise in one or more of the following areas: Internet, social networking or microblogging, technology, finance or accounting and (y) shall not be a shareholder, director, officer, employee or Affiliate of a Competitor or a Subsidiary of a Competitor, or of any operating company whose principal business activities are primarily in the Internet industry; provided that any such Investor Director may beneficially own no more than 5% in a Competitor or a Subsidiary of Competitor that is publicly listed on an internationally recognized securities exchange, or of any operating company whose principal business activities are primarily in the Internet industry and, for the avoidance of doubt, any ownership interests held by such Investor Director through a mutual fund or similar investment fund in which such Investor Director does not direct investment decisions shall not be deemed to be beneficially owned by such Investor Director. Parent hereby agrees that, upon an assignment of this Agreement by the Investor pursuant to this Section 5.13(b), references to “Investor” under this Agreement shall be deemed to be replaced by references to such Qualified New Investor to the extent applicable.

Section 5.14 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 5.15 Construction. Each party hereto acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any controversy, claim or dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereto hereby waive the benefit of any rule of Law or any legal decision that would require, in cases of uncertainty, that the language of a contract should be interpreted most strongly against the party who drafted such language.

Section 5.16 Counterparts;. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first herein above written.

SINA CORPORATION

By:
Name:
Title:

ALI WB INVESTMENT HOLDING LIMITED

By:
Name:
Title:

[Signature Page to Voting Agreement]